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                                                                       EXHIBIT k

                                ESCROW AGREEMENT

         This Escrow Agreement (the "Agreement") is entered into this ____ day of __________, 2003, between NAIC Growth Fund, Inc., a Maryland corporation (the "Fund"), Broker Dealer Financial Services Corp., an Iowa corporation (the "Underwriter"), and Standard Federal - Corporate and Institutional Trust, a division of LaSalle Bank National Association (the "Escrow Agent").


                                    RECITALS

         A. The Fund proposes to issue and sell through the Underwriter up to 5,000,000 shares of its common stock, par value $0.001 per share (the "Shares") in accordance with the terms of an Underwriting Agreement between the Fund, the Underwriter and Growth Fund Adviser, Inc. dated _________, 2003 (the "Underwriting Agreement").

         B. The Fund and the Underwriter desire that the payments received from prospective purchasers in the offering be placed in escrow until released to the Fund pursuant to the terms of this Agreement.

         THEREFORE, it is hereby agreed as follows:

1. Each person desiring to purchase Shares in the offering ("Purchaser") will be required to send the Fund a subscription agreement to subscribe for such Shares ("Subscription Agreement") and a check payable to the Escrow Agent in the amount of the purchase price, including the applicable sales charge, for the Shares the Purchaser desires to purchase (the "Subscription Payment").

2. The Fund will deposit any Subscription Payment it receives with the Escrow Agent and will provide the Escrow Agent with the following information, with a copy to the Underwriter, with respect to each Subscription Payment it receives:

         (a)      The name and address of the Purchaser,

         (b) The date of the Subscription Agreement received by the Fund related to such Subscription Payment; and

         (c) The dollar amount of the Subscription Payment relating to such Subscription Agreement.

3. The Escrow Agent shall provide the Fund with a report by 9:00 a.m. local time on the first business day following each Determination Date (as hereafter defined). Each report shall be prepared as of 5:30 p.m., local time, of the applicable Determination Date and shall set forth the name of each Purchaser from whom the Escrow Agent has received previously unreported collected funds and the amount of previously unreported collected funds for each such Purchaser, as of such date and time. The Fund will provide the Underwriter with a copy of each such report. For purposes of this Agreement, a "business day" shall mean any day on which the Growth Fund Advisor, Inc. and the New York Stock Exchange are open for business and the Fedwire service of the Federal Reserve


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         Board is operational, and "Determination Date" means Thursday of each week, or if any Thursday is not a business day, the business day immediately preceding such Thursday.

4. The Escrow Agent shall hold any Subscription Payments which it receives in escrow, uninvested and subject to the provisions of this Agreement. The Escrow Agent shall provide the Fund with a monthly statement of receipts and disbursements made pursuant to this Agreement. The Fund shall provide the Underwriter with a copy of each such statement.

5. The Fund and the Underwriter have each reserved the right, in their sole discretion, to accept or to not accept a Subscription Agreement. If for any reason a Subscription Agreement is not accepted by either the Fund or the Underwriter, the Fund will instruct the Escrow Agent in writing, with a copy to the Underwriter, to refund the related Subscription Payment to the applicable Purchaser, without interest. The Escrow Agent shall refund such Subscription Payments within five business days of receiving such written instruction.

6. Upon acceptance of a Subscription Agreement by the Fund and the Underwriter and sale by the Fund of the related Shares to the applicable Purchaser, the Fund shall notify the Escrow Agent of such acceptance, the settlement date for the sale of such Shares, the amount of the sales charge payable from the Subscription Payment to the Underwriter with respect to such Shares, and the net amount of the Subscription Payment payable to the Fund. The Fund shall provide the Underwriter with a copy of each such notice. The Escrow Agent shall, on the settlement date, deposit the net amount of the Subscription Payment payable to the Fund to the Fund's account no. ___________________ with the Escrow Agent and shall pay the amount of the related sales charge to the Underwriter no later than the close of business on the first business day following such settlement date.

7. The duties and obligations of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and not by any other agreement, including, without limitation, the Underwriting Agreement. The Escrow Agent shall not be liable or responsible for any act done or step taken or omitted by it or any mistake of fact or law or for anything which it may do or refrain from doing, except for its gross negligence, willful misconduct or willful default in the performance of any obligation imposed upon it hereunder.

8. The Escrow Agent shall not be liable to the Underwriter or to any other person for acting upon any written instruction which it receives from the Fund pursuant to this Agreement. The Escrow Agent is authorized to act in reliance upon the sufficiency, correctness, genuineness or validity of any instrument or document or other writing submitted to it hereunder and shall have no liability with respect to such matters.

9. The Escrow Agent is not obligated to render any statements or notices of non-performance hereunder to any party to this Agreement but may in its discretion inform any party or its authorized representative of, any matters pertaining to this Agreement.

10. The Escrow Agent's fee as set forth in the attached fee schedule shall be paid by the Fund. The Fund agrees to indemnify and hold harmless the Escrow Agent from any costs, damages, expenses or claims, including attorney's fees, which the Escrow Agent may


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         incur or sustain as a result of or arising out of this Agreement or the
         Escrow Agent's duties relating thereto and will pay them on demand.

11. The Escrow Agent shall be reimbursed by the Fund for all disbursements and expenses made or incurred hereunder and if Escrow Agent shall be required to perform extraordinary services not contemplated herein, it shall receive reasonable additional compensation from the Fund therefor. The Escrow Agent shall not be required to institute or maintain litigation unless indemnified to its satisfaction for its counsel fees, costs, disbursements and all other costs, expenses and liabilities to which it may in its judgment be subjected in connection with such action.

12. In the event of any disagreement or the presentation of adverse claims or demands in connection with the property deposited pursuant to this Agreement, the Escrow Agent shall, at its option, be entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected thereby, and in so doing, the Escrow Agent shall not become liable to Fund or Underwriter, or either of them, or to any other person, due to its failure to comply with any such adverse claim or demand. The Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act:

         (a) Until all the rights of the adverse claimants have been finally adjudicated by a court having jurisdiction of the parties and the items affected thereby, after which time the Escrow Agent shall be entitled to act in conformity with such adjudication and related court order; or

         (b) Until all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof and shall have been directed in writing signed jointly or in counterpart by Fund and Underwriter and by all persons making adverse claims or demands, at which time the Escrow Agent shall be protected in acting in compliance therewith.

         The parties agree that the Escrow Agent may seek adjudication of any adverse claim or demands in either the Circuit Court for the County of Oakland, Michigan, or the United States Federal District Court for the Eastern District of Michigan, Southern Division, agree to the jurisdiction of either of said Courts over their persons as well as the property deposited pursuant to this Agreement, waive personal service of any process, and agree that service of process by certified or registered mail, return receipt requested, to the address set forth in
         Section 15 below shall constitute adequate service. Without limiting the foregoing right, the parties further agree that the Escrow Agent may interplead all of the property held by it hereunder into either of the above-referenced courts, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded property and with respect to this Agreement.

13. The entire agreement of the parties with respect to the subject matter hereof is contained herein, provided that nothing contained herein shall be deemed to supersede, limit or modify the Underwriting Agreement. Any change in terms or conditions herein may only be made in writing signed by all parties hereto. The Escrow Agent shall not be charged with knowledge of any fact, including but not limited to performance or non-performance



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         of any condition, unless it has actually received written notice thereof from one of the parties pursuant to Section 15, such notice clearly referring to this Agreement.

14. The Fund may designate another person to take any actions which are required or permitted to be taken by the Fund under this Agreement. Any such designation shall be in writing and shall be provided to the other parties to this Agreement pursuant to Section 15. Such parties may rely upon such designation until they receive written notice to the contrary from the Fund pursuant to Section 15.

15. All notices or communications hereunder shall be in writing and shall be mailed, delivered, or telecopied and confirmed as follows. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

         If to the Underwriter:

         Broker Dealer Financial Services Corp.
         8800 NW 62nd Avenue
         P.O. Box 6240
         Johnston, Iowa 50131-6240
         Attention: E.B. Wright
         Facsimile no. (515) 286-2972

         If to the Fund:

         NAIC Growth Fund, Inc.
         (address for mail)
         P.O. Box 220
         Royal Oak, Michigan 48068

         (address for delivery)
         711 West Thirteen Mile Road
         Madison Heights, Michigan 48071

         Attention: Kenneth S. Janke
         Facsimile no. (248) 583-4880

         If to the Escrow Agent:

         Standard Federal - Corporate and Institutional Trust
         2600 W. Big Beaver Road, Suite 140
         Troy, Michigan 48084
         Attention: David J. Valpredo
         Facsimile no. (248) 816-4872

16. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of Michigan in all respects, including matters of construction, validity and performance.



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17.      The Escrow Agent may resign as such following the giving of thirty days prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty days prior written notice to the Escrow Agent by the other parties hereto.
         In either event, the duties of the Escrow Agent shall terminate thirty days after the date of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall deliver the balance of the property then in its possession to a successor escrow the Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent, or if no successor Escrow Agent has been so appointed, the then acting Escrow Agent shall deliver the balance of the escrow deposit then in its possession to the applicable Purchasers as their interests may appear.

18. No waiver of any past agreement or condition hereunder by any party hereto shall operate as a continuing waiver of any agreement or condition under this Agreement. Each party shall have the right to waive and/or nullify, in writing, any condition or term of this Agreement which is for its or his benefit.

19. If any provision or clause in this Agreement or application thereof to any person or circumstances is held invalid or unenforceable, such invalidity or unenforceability shall not affect other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application, and to this end the provisions of this Agreement are declared to be severable.


                                   NAIC GROWTH FUND, INC.

                                   By: ______________________________________

                                   Its: _____________________________________


                                   BROKER DEALER FINANCIAL SERVICES CORP.

                                   By: ______________________________________

                                   Its: _____________________________________


                                   STANDARD FEDERAL - CORPORATE AND
                                   INSTITUTIONAL TRUST

                                   By: ______________________________________

                                   Its: _____________________________________




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